FIELDPOINT PETROLEUM REPORTS THIRD QUARTER RESULTS

AUSTIN, TX – (BUSINESS WIRE) – November 14, 2012 - FieldPoint Petroleum Corporation (NYSE AMEX:FPP) announced today its financial results for the three and nine months ended September 30, 2012.

Ray Reaves, President and CEO of FieldPoint stated, “During the third quarter, our oil and natural gas revenues increased over the same period last year as a result of higher production, offset somewhat by lower natural gas prices. Even though our nine months net income and earnings per share both increased over the 2011 period, the three months net income and earnings per share were below our expectations for the period.  This was due primarily to an unrealized loss on commodity derivatives during the period amounting to $314,000.”

Financial Highlights for the Three Months Ended September 30, 2012 Compared to the Three Months Ended September 30, 2011:

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Total revenues increased 33% to $2,303,986 from $1,736,227;

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Net Income decreased to $302,405 from $385,405; and

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Earnings per share, both basic and fully diluted, decreased to $0.04 from $0.05.

Mr. Reaves continued, “We are very pleased with the Company’s financial performance year to date, even though much more dramatic results could have been realized in this quarter had the unrealized loss on commodity derivatives not occurred.   Nevertheless, being well positioned financially has allowed management to continue its focus on building our production base through acquisitions and to proceed with the drilling of our third horizontal well, expected to be drilled during 2013.  As previously announced, this well will be drilled in partnership with Cimarex Energy in Lea County New Mexico.”

Oil and natural gas sales revenues increased 33% or $559,710 to $2,266,920 for the three-month period ended September 30, 2012 from the comparable 2011 period.  Average oil sales prices increased 2% to $88.03 for the three-month period ended September 30, 2012 compared to $86.41 for the period ended September 30, 2011.  Average natural gas sales prices decreased 24% to $3.34 for the three-month period ended September 30, 2012 compared to $4.39 for the period ended September 30, 2011.  Sales volumes increased 21% on a BOE basis, primarily due to production from the two new wells in New Mexico completed in December, 2011 and September 2012.  The higher sales volumes accounted for an increase in revenue of approximately $563,000  which was offset by approximately $3,000 due to lower commodity prices.  We anticipate volumes to increase in the coming quarters primarily due to production from the new well in New Mexico completed in September 2012.

Lease operating expenses decreased 4% or $25,164 to $659,227 for the three month period ended September 30, 2012 from the comparable 2011 period.  This was primarily due to decreases in costs associated with remedial repairs in 2012 as compared to 2011 offset by costs associated with new field production.  Lifting costs per BOE decreased 20% or $5.47 to $21.28 for the period primarily due to higher production. We anticipate lease operating expenses to increase over the following quarters due to additional remedial repairs and workover expenses and production costs related to the new well completed in September 2012 in New Mexico.

Depletion and depreciation increased 68% or $205,000 to $507,500 for the three month period ended September 30, 2012 versus $302,500 in the 2011 comparable period.  This was primarily due to the addition of the East Lusk wells #1 and #2 completed in December 2011and September 2012, respectively and higher production during the quarter ended September 30, 2012 as compared to the same period in 2011.

General and administrative overhead cost increased 43% or $89,274 to $298,830 for the three-month period ended September 30, 2012 from the three-month period ended September 30, 2011.  This was primarily attributable to an increase in legal, consulting and administration services during the 2012 period.  At this time, the Company anticipates general and administrative expenses to remain stable or increase slightly in the coming quarters.

Other expense, net for the quarter ended September 30, 2012, were $330,024 compared to other income, net of $105,204 for quarter ended September 30, 2011.  The net increase was primarily due to a $314,000 unrealized loss and a $51,681 realized gain on commodity derivatives during the 2012 period.  We expect the unrealized loss to decrease in the coming quarters.

Financial Highlights for the Nine Months Ended September 30, 2012 Compared to the Nine Months Ended September 30, 2011:

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Total revenues increased 44% to $7,733,691 from $5,380,637;

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Net Income increased to $1,816,363 from $1,173,230; and

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Earnings per share, basic, increased to $0.23 fully diluted to $0.21 from $0.15.

Oil and natural gas sales revenues increased 44% or $2,325,328 to $7,608,497 for the nine month period ended September 30, 2012 from $5,283,169 for the comparable 2011 period.  This was due primarily to the overall increase in production.  Sales volumes increased 43% on a BOE basis primarily due to production from the two new wells in New Mexico completed in December 2011 and September 2012. Average oil sales prices decreased 2% to $91.35 for the nine month period ended September 30, 2012 compared to $93.16 for the nine month period ended September 30, 2011.  Average natural gas sales prices decreased 11% to $4.31 for the nine month period ended September 30, 2012 compared to $4.85 for the nine month period ended September 30, 2011.  The higher sales volumes accounted for an increase in revenue of approximately $2,534,000 which was offset by approximately $209,000 due to lower commodity prices. We anticipate volumes to increase in the coming quarters primarily due to production from the new well in New Mexico completed in September 2012.

Lease operating expenses increased 28% or $541,171 to $2,445,389 for the nine month period ended September 30, 2012 from the comparable 2011 period.  This was primarily due to the costs associated with new field production in 2012 as compared to 2011 and to the increase in additional repairs and workover expenses on properties in 2012.  Additionally, we had a one-time charge to settle a severance tax claim for the period from 2006 through 2011 of approximately $251,000.  Lifting cost per BOE decreased 10%, from $27.68 to $24.84 for the period primarily due to higher production.  We anticipate lease operating expense to increase over the following quarters due to additional remedial repairs and workover expenses and expenses associated with the new East Lusk #2 well completed in September 2012.

Depletion and depreciation expense increased 86% to $1,477,500, compared to $793,500 for the comparable 2011 period.  This was primarily due to the addition of the new East Lusk wells and increased sales volumes during the current period.

General and administrative overhead cost increased 34% or $232,069 to $906,549 for the nine month period ended September 30, 2012 from the nine month period ended September 30, 2011.  This was attributable primarily to an increase in salaries, bonuses, administrative services such as contract labor and professional services.  In the coming quarters we anticipate general and administrative expenses to remain stable or increase slightly.

Other income, net for the nine months ended September 30, 2012, amounted to $34,110 compared to other expenses, net of $99,209 for the comparable 2011 period.  The net increase was primarily due to a $129,012 realized gain on commodity derivatives during the 2012 period.  We expect the unrealized gain to decrease and realized gain to increase in the coming quarter.

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com